UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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☒		Soliciting Material Pursuant to §240.14a-12

DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
ROBERT LADD LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LADDCAP VALUE PARTNERS LP
650 Fifth Avenue, Suite 600
New York, New York 10019
(212) 259-2070

June 9, 2006

Dear Fellow Delcath Stockholders:

    We are Delcath Systems, Inc.'s largest stockholder, owning more than 2,000,000 shares, which represents over 10% of the outstanding stock. We have been a fellow Delcath stockholder for almost one and one-half years.

    We believe that Delcath has significant long-term potential and we are excited to realize that potential with our fellow Delcath stockholders. We have “put our money where our mouth is” and made a substantial investment in Delcath’s future. However, in order to achieve this future long-term potential, we believe that Delcath’s management and board need to avail themselves of medical device industry expertise. Sadly, in our opinion, Delcath’s current leadership lacks this independent expertise and experience.

    We are soliciting support FOR our stockholder proposal that Delcath retain a nationally recognized investment banking and/or merger advisory firm. We think it is appropriate that Delcath avail itself of true expertise in analyzing Delcath’s short and long-term prospects and market potential. We believe that this analysis should include a review of Delcath’s current market value.

    To assist us in analyzing Delcath’s current value, we have engaged, at our sole cost and expense, Glocap Funding LLC and Fulcrum Global Partners LLC (including its affiliate, Nexus Health Partners, LLC) (collectively, the “Advisors”) to assist us in analyzing Delcath’s current value. Our Advisors are boutique investment banking firms assisting companies in (i) raising private equity and mezzanine capital (ii) advising on mergers and acquisitions, joint ventures, recapitalizations and restructurings and (iii) providing fairness opinions. Our Advisors have decades of experience at major investment banks, venture capital firms, and within senior management of operating businesses.

    Subject to the disclaimers included in the attached letter, our Advisors estimate the present value of Delcath at between $130 million and $200 million, or between $6.65 and $10.23 per share.* The midpoint of this valuation, $8.44 per share, is more than fifty percent (50%) greater than last night’s closing price of Delcath stock.

    In light of Delcath’s recent private placements and stock option grants (in 2005 Delcath’s board awarded itself 940,000 stock options and an additional 132,000 existing stock options, set to expire in December 2005, were extended for an extra five years) to the board and management, we feel it is imperative that Delcath retain experienced and independent advice before any further dilution is approved by the Delcath’s board.

We think that gaining the perspective of independent and qualified financial and medical device industry professionals would provide Delcath's directors and management with information and options that it otherwise would not be provided. In our view, Delcath and its stockholders can only benefit from such advice.

Moreover, our stockholder proposal does not compel the board to sell or merge Delcath now or at any time in the future. In contrast, approval of the stockholder proposal merely allows Delcath and the board to be provided with expert advice from one of the many highly regarded investment banking firms with expertise with development stage public companies and/or the medical device industry. In our experience, the cost/benefit ratio of retaining such a firm will manifest itself in many ways including more favorable capital raising opportunities, more visibility with research analysts, and more visibility within the medical device industry.

WE ARE GOING TO VOTE FOR PROPOSAL # 2 AND URGE ALL LIKE MINDED DELCATH STOCKHOLDERS TO DO THE SAME.

In connection with our solicitation, we have filed a preliminary proxy statement, as amended (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders are able to obtain a free copy of the Preliminary Proxy Statement at the SEC’s website at www.sec.gov. The Preliminary Proxy Statement may also be obtained free of charge from our offices at the address set forth above.

Laddcap Value Partners LP, Laddcap Value Associates LLC and Robert Ladd (collectively, the “Laddcap Participants”) are participants in the solicitation of Delcath’s stockholders. Information about the Laddcap Participants is set forth in the Preliminary Proxy Statement which has been filed with the SEC. Information about Delcath and its directors and executive officers, and their ownership of Delcath securities, is set forth in the proxy statement for the 2006 Annual Meeting of Shareholders of Delcath, which was filed with the SEC on April 24, 2006.

Sincerely,

LADDCAP VALUE PARTNERS LP

By: /s/ Robert Ladd
Robert Ladd, in his capacity as the
managing member of Laddcap Value
associates LLC, the general partner of
Laddcap Value Partners LP

* Our Advisor’s valuation excluded potential international sales, potential additional revenues from treatment of diseases other than cancer or specific drug delivery to treat organs other than the liver.

June 7, 2006

Robert B. Ladd
Managing Partner
LaddcapValue Advisors, LLC
650 5th Avenue, 6th Floor
New York, NY 10019

Dear Robert:

Glocap Funding LLC and Fulcrum Global Partners LLC (“Fulcrum”), together with Fulcrum’s subsidiaries and affiliates, including Nexus Health Capital, LLC (collectively, the “Advisors”), have been engaged by LaddcapValue Advisors LLC and certain of its affiliates (collectively, “LaddcapValue”) as financial advisors to determine a potential range of values (the “Valuation”) of Delcath Systems, Inc. (“Delcath”).

In arriving at the Valuation, the Advisors have, among other things:

(i)	Reviewed information regarding Delcath contained in filings made by Delcath with the Securities and Exchange Commission;

(ii)	Reviewed information provided by LaddcapValue regarding Delcath;

(iii)	Reviewed comparable public companies;

(iv)	Reviewed comparable merger and acquisition transactions;

(v)	Performed a discounted cash flow analysis of Delcath which used future cash flow projections and discounted them to arrive at a present value;

(vi)
Analyzed selected publicly-traded later stage medical device companies with revenues in excess of $250 million to assist in determining appropriate EBITDA terminal multiples for the discounted cash flow analysis;

(vii)	Considered other relevant factors such as market dynamics, regulatory environment, competition, reimbursement issues and intellectual property;

(viii)
Considered other qualitative factors which may have an impact on valuation, including corporate governance and the quality of Delcath’s management team, but have not been incorporated in the valuation range; and

(ix)	Reviewed such other information, performed such other analyses and took into account such other factors as we deemed relevant.

The Advisors have been retained as independent third parties and have no fiduciary, agency or other relationship to LaddcapValue or to any other party, all of which are hereby disclaimed. Therefore, no obligation or responsibility is assumed to any person with respect to the Valuation. This letter is not a complete description of the views of or analyses performed by the Advisors.

The information and opinions provided in this letter take no account of any investor's individual circumstances and should not be taken as specific advice on the merits of any investment decision. Nothing contained herein should be construed as providing any legal, tax or accounting advice, and investors are encouraged to consult with legal, tax, accounting and investment advisors. These materials should be considered as only one of many factors to be considered in making any investment or other decisions. The Advisors do not accept any liability whatsoever for any direct or consequential loss howsoever arising, directly or indirectly, from any use of these materials. The Advisors make no representation as to the sufficiency or adequacy of these materials for any purpose, including, but not limited to, compliance with federal and state securities laws.

The analysis contained herein is based on standard industry practices with respect to valuation methodologies. The analysis is based solely on information provided by LaddcapValue, as well as publicly available information. The Advisors have not undertaken any examination of the business, operations or records of Delcath other than such information as has been made publicly available. The Advisors have relied upon and assumed, have not attempted to independently investigate or verify and do not assume any responsibility for, the accuracy, completeness or reasonableness of such information, including published forecasts, projections, estimates (collectively, "Projections") or other information included or otherwise used herein. Projections involve elements of subjective judgment and analysis, and there can be no assurance that such Projections will be attained. No representation or warranty, express or implied, is made as to the accuracy or completeness of any information included or otherwise used herein, and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past, the present or the future. The Advisors have assumed that the Projections included or otherwise used herein have been reasonably prepared and represent reasonable estimates and judgments as to the future financial performance of Delcath. The Advisors express no view as to any Projections or the assumptions on which they were based. These materials are necessarily based upon information available to the Advisors, and financial, stock market and other existing conditions and circumstances that are known to the Advisors, as of the date of these materials. The Advisors do not have any obligation to update or otherwise revise the Valuation. The information contained herein does not purport to be an appraisal of any of the assets or liabilities of Delcath or any of its business units or subsidiaries, and does not express any opinion as to the price at which the securities of any such entities may trade at any time. The Advisors recognize that there may be confidential information in the possession of Delcath that could have a material impact on the assumptions and conclusions of this analysis.

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This letter and the Valuation are for the exclusive use of LaddcapValue. Neither these materials nor their substantial equivalent may be quoted, copied, republished, reprinted or distributed in their entirety or in part, without the prior written permission of the Advisors. The Advisors acknowledge that LaddcapValue intends to send or give this letter to Delcath shareholders and further acknowledges that, as a result, LaddcapValue may be required by applicable securities laws to file this letter with the Securities and Exchange Commission.

Based upon and subject to the foregoing, and subject to the various assumptions, qualifications and limitations set forth herein, based on our analysis, as of June 7, 2006, the potential range of equity values for Delcath is between $130 million and $200 million, or $6.65 and $10.23 per share.

                    Sincerely yours,

                    GLOCAP FUNDING LLC

                    By: /s/ Jay Linde

                    Name: Jay Linde
                    Title: Managing Director

                    FULCRUM GLOBAL PARTNERS LLC

                    By: /s/ Michael C. Petrycki

                    Name: Michael C. Petrycki
                    Title: CEO

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